UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a 12

Business Development Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

In connection with the mailing of the definitive proxy statement of Business Development Corporation of America (the “Company”) and the solicitation of proxies with respect to the proposals set forth in the definitive proxy statement, the following telephone solicitation script was prepared for use by the Company’s Chairman, Chief Executive Officer and President with stockholders of the Company after the time of the mailing of the definitive proxy statement.

Richard Byrne Call Script for BDCA Proxy Solicitation

Hello, this is Rich Byrne. I am the CEO of Business Development Corporation of America.

There are only a few days left until our May 30th deadline. I am reaching out to our fellow shareholders that have not yet voted on proxy.

I apologize for the inconvenience. But your vote is very important. We also ensure that you will not receive any additional solicitation.

You can vote very easily. All you have to do is press the number 1 on your phone right now, and you will be immediately connected with a proxy specialist. If this message was recorded on your voicemail, please take a moment to call at your earliest convenience this number 855-486-7909. That is 855-486-7909. You can vote your shares also by using your proxy card and voting instruction received in the mail.

We appreciate your support, and we thank you in advance for your vote.